UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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NorthWest Indiana Bancorp

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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NorthWest Indiana Bancorp

9204 Columbia Avenue
Munster, Indiana 46321
(219) 836-4400

Notice of Annual Meeting of Shareholders

To Be Held On April 27, 2017

The Annual Meeting of Shareholders of NorthWest Indiana Bancorp will be held at the Corporate Center of Peoples Bank SB, 9204 Columbia Avenue, Munster, Indiana, on Thursday, April 27, 2017, at 8:00 a.m., local time.

The Annual Meeting will be held for the following purposes:

1.	Election of Directors. Election of four directors of the Bancorp to serve three-year terms expiring in 2020;

2.	Ratification of Auditors. Ratification of the appointment of Plante & Moran, PLLC as independent registered public accountants for the Bancorp for the year ending December 31, 2017;

3.	Advisory Vote on Compensation. A non-binding vote regarding the executive compensation of the Bancorp’s named executive officers disclosed in this proxy statement, commonly referred to as a “Say on Pay” proposal; and

4.	Other Business. Other matters as may properly come before the meeting or at any adjournment.

You can vote at the meeting or any adjournment of the meeting if you are a shareholder of record at the close of business on February 17, 2017.

We urge you to read the enclosed proxy statement carefully so you will have information about the business to come before the meeting or any adjournment. At your earliest convenience, please sign, date, and return the accompanying proxy in the postage-paid envelope furnished for that purpose, or follow the related internet or telephone voting instructions. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee.

A copy of our Annual Report for the fiscal year ended December 31, 2016, is enclosed. The Annual Report is not a part of the proxy soliciting material enclosed with this letter.

By Order of the Board of Directors

Leane E. Cerven
Executive Vice President, General Counsel and Secretary

Munster, Indiana
March 13, 2017

It is important that you return your proxy promptly. Therefore, whether or not you plan to be present in person at the Annual Meeting, please sign, date and complete the enclosed proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States, or follow the related internet or telephone voting instructions.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 27, 2017.

The Proxy Statement and Annual Report are available at:

www.proxyvote.com

NorthWest Indiana Bancorp

9204 Columbia Avenue
Munster, Indiana 46321
(219) 836-4400

Proxy Statement

for

Annual Meeting of Shareholders

April 27, 2017

The Board of Directors of NorthWest Indiana Bancorp, an Indiana corporation, is soliciting proxies to be voted at the Annual Meeting of Shareholders to be held at 8:00 a.m., local time, on April 27, 2017, at the Corporate Center of Peoples Bank SB, 9204 Columbia Avenue, Munster, Indiana, and at any adjournment of the meeting. The Bancorp’s principal asset consists of 100% of the issued and outstanding shares of Common Stock of Peoples Bank SB (the “Bank”). We expect to mail this proxy statement to our shareholders on or about March 13, 2017.

Items of Business

At the Annual Meeting, shareholders will:

•	vote on the election of four directors to serve three-year terms expiring in 2020;

•	ratify the selection of Plante & Moran, PLLC as auditors for the Bancorp for 2017;

•	hold a non-binding vote regarding the executive compensation of the Bancorp’s named executive officers disclosed in this proxy statement; and

•	transact any other matters of business that properly come before the meeting.

We do not expect any other items of business because the deadline for shareholder nominations and proposals has already passed. If other matters do properly come before the meeting, the accompanying proxy gives discretionary authority to the persons named in the proxy to vote on any other matters brought before the meeting. Those persons intend to vote the proxies in accordance with their best judgment.

Voting Information

Who is entitled to vote?

Shareholders of record at the close of business on February 17, 2017, the record date, may vote at the Annual Meeting. On the record date, there were 2,864,732 shares of the Common Stock issued and outstanding, and the Bancorp had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented.

How many votes are required to elect directors?

The four nominees for director receiving the most votes will be elected. Abstentions and instructions to withhold authority to vote for a nominee will result in the nominee receiving fewer votes but will not count as votes against the nominee.

How many votes are required to ratify the selection of Plante & Moran, PLLC as independent registered public accountants for the Bancorp for 2017?

More votes cast in favor of this proposal than are cast against it are required to ratify Plante & Moran, PLLC as the Bancorp’s auditors for 2017. Abstentions and broker non-votes will have no effect on this proposal.

How many votes are required to approve on an advisory basis the executive compensation of the Bancorp’s named executive officers?

More votes cast in favor of this proposal than are cast against it are required to approve on a non-binding basis the executive compensation of the Bancorp’s named executive officers. Abstentions and broker non-votes will have no effect on the advisory vote on executive compensation.

How do I vote my shares?

If you are a “shareholder of record,” you can vote by mailing the enclosed proxy card or by following the related internet or telephone voting instructions. The proxy, if properly signed and returned to the Bancorp and not revoked prior to its use, will be voted in accordance with the instructions contained in the proxy. If you return your signed proxy card but do not indicate your voting preferences, the proxies named in the proxy card will vote on your behalf “FOR” the four nominees for director listed below, “FOR” the ratification of Plante & Moran, PLLC as auditors of the Bancorp for 2017, and “FOR” approval by non-binding vote of the executive compensation paid to the Bancorp’s named executive officers.

If you have shares held by a broker or other nominee, you may instruct the broker or nominee to vote your shares by following the instructions the broker or nominee provides to you. If you do not submit specific voting instructions to your broker or nominee, the organization that holds your shares may generally vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not submit specific voting instructions to your broker, the shares will be treated as “broker non-votes.” The proposal to ratify Plante & Moran, PLLC as our auditors for 2017 is considered routine and therefore may be voted upon by your broker if you do not give instructions to your broker. However, brokers will not have discretion to vote your shares on the election of directors or on the advisory vote on the compensation of the Bancorp’s executive officers. Accordingly, if your shares are held in street name and you do not submit voting instructions to your broker, your shares will not be counted in determining the outcome of the election of the director nominees or the advisory vote on the executive compensation of the Bancorp’s named executive officers.

Proxies solicited by this proxy statement may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

Can I change my vote after I have mailed my proxy card?

You have the right to revoke your proxy at any time before it is exercised by (1) notifying the Bancorp’s Secretary (Leane E. Cerven, 9204 Columbia Avenue, Munster, Indiana 46321) in writing, (2) delivering a later-dated proxy, or (3) voting in person at the Annual Meeting.

Can I vote my shares in person at the meeting?

If you are a shareholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy card even if you plan to attend the meeting.

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If your shares are held by a broker or other nominee, you must obtain a proxy from the broker or other nominee giving you the right to vote the shares at the meeting.

What constitutes a quorum?

The holders of over 50% of the outstanding shares of Common Stock as of the record date must be present in person or by proxy at the Annual Meeting to constitute a quorum. In determining whether a quorum is present, shareholders who abstain, cast broker non-votes, or withhold authority to vote on one or more director nominees will be deemed present at the Annual Meeting. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting.

Security Ownership by Certain Beneficial Owners and Management

The following table sets forth, as of February 17, 2017, certain information as to those persons who were known by management to be beneficial owners of more than 5% of the Bancorp’s Common Stock and as to the shares of the Common Stock beneficially owned by the persons named in the “Summary Compensation Table” (referred to in this proxy statement as Named Executive Officers) and by all directors and executive officers as a group. Persons and groups owning more than 5% of the Common Stock are required to file certain reports regarding such ownership with the Bancorp and the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Based on such reports, management knows of no persons, other than as set forth in the table below, who owned more than 5% of the Common Stock at February 17, 2017. Individual beneficial ownership of shares by the Bancorp’s directors is set forth in the table below under “Election of Directors.” Unless otherwise noted below, the address of each beneficial owner of more 5% of the Bancorp’s Common Stock is c/o NorthWest Indiana Bancorp, 9204 Columbia Avenue, Munster, IN 46321.

Name and Address of Individual or Identity of Group	Amount and Nature of Beneficial Ownership		Percent of Shares of Common Stock Outstanding(1)
David A. Bochnowski	356,473	(2)	12.4%
Benjamin J. Bochnowski	20,322	(3)	*
Robert T. Lowry	21,525	(4)	*
John Diederich	8,850	(5)	*
Leane E. Cerven	12,261	(6)	*
Banc Fund VI L.P.	173,868	(7)	6.1%
Banc Fund VII L.P.
Banc Fund VIII L.P.
Banc Fund IX L.P.
20 North Wacker Drive, Suite 3300
Chicago, IL 60606
All current directors and executive officers as a group (15 persons)	584,560	(8)	20.4%

*	Under 1% of outstanding shares.
(1)	For each individual or group disclosed in the table above, the figures in this column are based on 2,864,732 shares of common stock issued and outstanding as of February 17, 2017, plus the number of shares of common stock each such individual or group has the right to acquire on or within 60 days after February 17, 2017, computed in accordance with Rule 13d-3(d)(1) under the Exchange Act.
(2)	Includes 226,749 shares held jointly with Mr. Bochnowski’s spouse, 24,990 shares as to which Mr. Bochnowski’s spouse has voting and dispositive power, and 17,600 shares that are owned by his children for which his spouse is custodian or trustee. Also includes 8,729 shares held as co-trustee of trusts for the benefit of Mr. Bochnowski’s children, 65,750 shares purchased by Mr. Bochnowski under the Profit Sharing Plan, 9,355 shares held in Mr. Bochnowski’s individual retirement account as to which Mr. Bochnowski has dispositive and voting power, and 3,300 shares of restricted stock over which Mr. Bochnowski has voting but not dispositive power.

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(3)	Includes 6,700 shares of restricted stock over which Mr. Bochnowski has voting but not dispositive power, 1,136 shares purchased by Mr. Bochnowski under the Profit Sharing Plan as to which Mr. Bochnowski has voting and dispositive power, 627 shares held in Mr. Bochnowski’s individual retirement account as to which Mr. Bochnowski has dispositive and voting power, and 3,033 shares held jointly with Mr. Bochnowski’s spouse.
(4)	Includes 3,494 shares held jointly with Mr. Lowry’s spouse, 1,975 shares held in his individual retirement account, and 602 shares owned by Mr. Lowry’s spouse in an individual retirement account. Also includes 2,650 shares of restricted stock over which Mr. Lowry has voting but not dispositive power, and 12,654 shares purchased by Mr. Lowry under the Profit Sharing Plan as to which Mr. Lowry has dispositive and voting power.
(5)	Includes 7,250 shares owned jointly with Mr. Diederich’s spouse. Also includes 1,600 shares of restricted stock over which Mr. Diederich has voting but not dispositive power.
(6)	Includes 2,092 shares owned jointly with Ms. Cerven’s spouse, 3,100 shares of restricted stock over which Ms. Cerven has voting but not dispositive power, 6,235 shares owned by Ms. Cerven’s spouse in an individual retirement account, 134 shares purchased by Ms. Cerven under the Profit Sharing Plan as to which Ms. Cerven has dispositive and voting power, and 700 shares owned by Ms. Cerven in an individual retirement account.
(7)	This information is based solely on a Schedule 13G/A jointly filed with the SEC as of December 31, 2016 on behalf of Banc Fund VI L.P., Banc Fund VII L.P., Banc Fund VIII L.P., and Banc Fund IX L.P. (the “Banc Fund Reporting Persons”), each of which is an Illinois limited partnership. Charles J. Moore, who is the manager of these funds, has voting and dispositive power over these shares and controls these entities through The Banc Funds Company, L.L.C., an Illinois corporation, of which he is principal shareholder and which serves as general partner of MidBanc VI L.P., MidBanc VII L.P., MidBanc VIII L.P., and MidBanc IX L.P., the general partners, respectively, of Banc Fund VI L.P., Banc Fund VII L.P., Banc Fund VIII L.P., and Banc Fund IX, L.P. Banc Fund VII L.P. has sole voting and dispositive power with respect to 125,073 of the reported shares, Banc Fund VIII L.P. has sole voting and dispositive power with respect to 36,424 of the reported shares, and Banc Fund IX L.P. has sole voting and dispositive power with respect to 12,371 of the reported shares. Banc Fund VI L.P. does not own any of the reported shares.
(8)	Includes 250 shares as stock options that the Bancorp’s executive officers hold under the Bancorp’s 2004 Stock Option and Incentive Plan (the “2004 Option Plan”) and which were exercisable at, or within 60 days after, the record date. Such shares have been added to the total shares outstanding in order to determine the ownership percentage of the Bancorp’s directors and executive officers as a group at the record date. Also includes 95,327 shares held under the Profit Sharing Plan and 17,415 shares of restricted stock granted under the 2004 Option Plan.

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Proposal 1 — Election of Directors

The Board of Directors (the “Board”) currently consists of eleven members. The By-Laws provide that the Board of Directors is to be divided into three classes as nearly equal in number as possible. The members of each class are elected for a term of three years (unless a shorter period is specified) and until their successors are elected and qualified. One class of directors is elected annually. The term of the Class II directors expires at the Annual Meeting. The term of the Class III directors expires at the 2018 Annual Meeting, and the term of the Class I directors expires at the 2019 annual meeting.

The four nominees for director this year are Benjamin J. Bochnowski, Donald P. Fesko, Danette Garza, and Robert E. Johnson, III, each of whom is a current director of the Bancorp. If the shareholders elect these nominees at the Annual Meeting, the terms of Messrs. Bochnowski, Fesko, and Johnson and Ms. Garza will expire in 2020. No director or nominee for director is related to any other director or executive officer of the Bancorp or nominee for director by blood, marriage, or adoption, except that David A. Bochnowski is Benjamin J. Bochnowski’s father. There are no arrangements or understandings between any nominee and any other person pursuant to which the nominee was selected.

The following table provides information on the nominees for the position of director of the Bancorp and for each director continuing in office after the Annual Meeting, including the number and percent of shares of Common Stock beneficially owned as of the record date.

Name	Age	Present Principal Occupation	Director Since	Shares Beneficially Owned on February 17, 2017		Percent of Class(1)
Nominees for Director
(Class II – Term expiring at annual meeting of shareholders in 2020)
Benjamin J. Bochnowski	36	President and Chief Executive Officer	2014	20,322	(2)	*
Donald P. Fesko	44	Chief Executive Officer of Community Foundation of Northwest Indiana	2005	2,386	(3)	*
Danette Garza, J.D., C.P.A.	62	Attorney with Danette Garza law firm in Highland, Indiana, owner of Jack Gray Transport, Inc., Gary, Indiana, and Continental Languages, LLC, Highland, Indiana; part-time Commissioner for Lake County Superior Court	2013	760	(4)	*
Robert E. Johnson, III	47	President and Chief Executive Officer of Cimcor, Inc.	2016	202	(5)	*

Directors Continuing in Office
(Class III – Term expiring at annual meeting of shareholders in 2018)
David A. Bochnowski	71	Executive Chairman of the Bancorp	1977	356,473	(2)	12.4%
Kenneth V. Krupinski	69	Retired Certified Public Accountant; past President of Swartz Retson & Co., P.C., Merrillville, Indiana	2003	8,221	(6)	*
Anthony M. Puntillo, D.D.S., M.S.D.	50	Orthodontist and Chief Executive Officer of Puntillo and Crane Orthodontics, PC	2004	3,538	(7)	*
James L. Wieser	69	Attorney with Wieser & Wyllie LLP, Schererville, Indiana	1999	5,420	(8)	*

(Class I – Term expiring at annual meeting of shareholders in 2019)
Edward J. Furticella	70	Former Executive Vice President and CFO of the Bancorp; Purdue University Northwest, Clinical Professor, Department Head, Quantitative Business Studies, and Director of the Masters of Accountancy Program	2000	63,437	(9)	2.2%
Joel Gorelick	69	Retired; Consultant to the Bank; former President and Chief Operating Officer of the Bancorp, Chairman of the Lake County Economic Alliance, Inc., and Director of the Indiana Economic Development Corporation	2000	50,708	(10)	1.8%
Amy W. Han, Ph.D.	53	Director of Clinical Affairs and Clinical Professor of Psychology, Indiana University School of Medicine – Northwest	2008	5,105	(11)	*

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* Under 1% of outstanding shares.

(1)	For each individual disclosed in the table above, the figures in this column are based on 2,864,732 shares of common stock issued and outstanding as of February 17, 2017, plus the number of shares of common stock each such individual has the right to acquire on or within 60 days after February 17, 2017, computed in accordance with Rule 13d-3(d)(1) under the Exchange Act.
(2)	For further information regarding the beneficial ownership of these shares, see “Security Ownership by Certain Beneficial Owners and Management” above.
(3)	Includes 2,212 shares held jointly with Mr. Fesko’s spouse, and 160 shares of restricted stock over which Mr. Fesko has voting but not dispositive power.
(4)	Includes 600 shares held in Ms. Garza’s individual retirement account, and 160 shares of restricted stock over which Ms. Garza has voting but not dispositive power.
(5)	Includes 100 shares of restricted stock over which Mr. Johnson has voting but not dispositive power, and 102 shares held jointly with Mr. Johnson’s spouse.
(6)	Includes 7,030 shares held jointly with Mr. Krupinski’s spouse, 1,000 shares held in Mr. Krupinski’s individual retirement account, and 160 shares of restricted stock over which Mr. Krupinski has voting but not dispositive power.
(7)	Includes 160 shares of restricted stock over which Dr. Puntillo has voting but not dispositive power.
(8)	Includes 5,223 shares held jointly with Mr. Wieser’s spouse, and 160 shares of restricted stock over which Mr. Wieser has voting but not dispositive power.
(9)	Includes 37,287 shares held jointly with Mr. Furticella’s spouse, 25,326 shares held in Mr. Furticella’s individual retirement account, 664 shares held by Mr. Furticella’s spouse in her individual retirement account, and 160 shares of restricted stock over which Mr. Furticella has voting but not dispositive power.
(10)	Includes 560 shares of restricted stock over which Mr. Gorelick has voting but not dispositive power, 47,808 shares held in Mr. Gorelick’s individual retirement account, 882 shares held by Mr. Gorelick’s spouse in her individual retirement account, and 1,458 shares owned as custodian for his children.

(11) Includes 4,945 shares held jointly with Ms. Han’s spouse, and 160 shares of restricted stock over which Ms. Han has voting but not dispositive power.

Each of the Bancorp’s directors and director nominees has particular experience, qualifications, attributes, and skills that qualify him or her to serve as a director of the Bancorp. These particular attributes are set forth below for each such director or director nominee.

(Nominees for Class II Directors – Term expiring at annual meeting of shareholders in 2020)

•	Benjamin J. Bochnowski currently serves as President and Chief Executive Officer of the Bancorp. Mr. Bochnowski joined the Bancorp in 2010, where he became Senior Vice President, Strategy and Risk, and had bank-wide responsibility for project management, strategic planning and enterprise risk management. Mr. Bochnowski became Executive Vice President and Chief Operating Officer of the Bancorp in 2013, and he was promoted to President and Chief Operating Officer in 2015. When the decision was made to nominate him as a director of the Bancorp, the Board concluded that his vision, talent, and passion for community banking along with his proven track record of performance would make him a valuable addition to the Board. The Board believes that he will uphold the Bancorp’s ongoing commitment to help consumers and small business owners throughout Northwest Indiana achieve their financial goals.

•	Donald P. Fesko is the President and Chief Executive Officer of Community Foundation of Northwest Indiana and has significant health care expertise. He is also active in the Bank’s community. These attributes are of value to the Bancorp in offering Bank products and services to the health care industry and to other Bank customers. He also served on a compensation committee for the Community Healthcare System, bringing him expertise of value to his service as a member of the Compensation and Benefits Committee, the Wealth Management Committee, and the Nominating and Corporate Governance Committee.

•	Danette Garza is the owner of Jack Gray Transport, Inc. and its related companies, a bulk commodity hauler and bulk stevedore handler and storage operation located in Gary, Indiana. As a legal consultant and the owner of Continental Languages, LLC based in Highland, Indiana, she offers on-site and over-the-phone language interpreting services in over 120 languages to limited English proficient individuals. She is a certified public accountant as well as a licensed attorney specializing in corporate, estate planning, and elder law. She brings to the Board financial expertise and strong business acumen. The Board draws on her

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professional strengths and civic involvement as resources to help with the Bancorp’s strategic direction and capitalize on strategic opportunities of the Bancorp. She is Chairwoman of the Wealth Management Committee, a member of the Strategic Planning Committee, the Risk Management Committee, and the Nominating and Corporate Governance Committee.

•	Robert E. Johnson, III, currently is the President and Chief Executive Officer of Cimcor, Inc., a position he has held since 1997. Cimcor, Inc. develops cutting edge IT security software to enable companies to maintain IT system integrity, take immediate action to change, and meet compliance regulations. Mr. Johnson also is the founder of Velocityware, which focuses on the development, marketing, and distribution of mobile software and technology. Prior to Cimcor, Mr. Johnson was the manager of business systems for Davy McKee Corporation. Currently, Mr. Johnson is a member of the board of The Methodist Hospitals, a position he has held since 2009, and is the Chair of the Finance Committee, a position he has held since 2015. Mr. Johnson also is currently a member of the board of directors of the Legacy Foundation and IV Diagnostics. Mr. Johnson’s cyber security and information technology knowledge and record of community engagement and entrepreneurship add strong expertise and value to the Bancorp’s oversight responsibilities and community banking efforts. Mr. Johnson’s experience, as described above, assists in his role as a member of the Risk Management Committee, the Strategic Planning Committee, and the Nominating and Corporate Governance Committee.

(Class III Directors – Term expiring at annual meeting of shareholders in 2018)

•	David A. Bochnowski is the Executive Chairman of the Bancorp, a position he has held since 2016. Mr. Bochnowski was previously the Chief Executive Officer of the Bancorp for 35 years and has 40 years of banking experience. He became President of the Bancorp in 2013 upon the retirement of Joel Gorelick, and served in that capacity until 2014 when Benjamin Bochnowski became President. He has an in-depth knowledge of the Bancorp and its subsidiaries having managed the growth and operations of the companies through numerous business cycles. An attorney with experience in federal laws and regulations applicable to the industry, he has also been actively involved in national and state issues impacting the community banking industry. He maintains a high profile in business and not for profit community activities throughout Northwest Indiana. Mr. Bochnowski also serves as the Chairman of the Executive Committee.

•	Kenneth V. Krupinski is the retired past President of an accounting firm and was a CPA for 43 years. He is also actively involved in the Bank’s community. Mr. Krupinski’s extensive accounting background enables him to provide value to the Board in his role as the Board’s audit committee financial expert, as a member of the Bancorp’s Risk Management Committee, the Executive Committee, the Strategic Planning Committee, the Nominating and Corporate Governance Committee, and the Wealth Management Committee.

•	Anthony M. Puntillo, D.D.S., M.S.D., as the founder and owner of Puntillo and Crane Orthodontics, PC, and a member of various orthodontics associations, has expertise in such areas. He is also active in the Bank’s communities. His experience and profile assist the Bancorp and the Bank with their business lending strategies and he serves as Chairman of the Risk Management Committee, and a member of the Strategic Planning Committee, the Compensation and Benefits Committee, and the Nominating and Corporate Governance Committee.

•	James L. Wieser is an attorney who concentrates in real estate development work and representation of small businesses. This experience assists the Bancorp and the Bank in their real estate lending and lending to small businesses. He has also served on several audit and

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risk management committees of not-for-profit organizations. This experience assists him in his service as a member of the Executive Committee, the Strategic Planning Committee, and as Chairman of the Nominating and Corporate Governance Committee.

(Class I Directors – Term expiring at annual meeting of shareholders in 2019)

•	Edward J. Furticella served as Chief Financial Officer of the Bank from 1995 to 2004. Prior to that time, he served as Controller of the Bank. He has been a CPA since 1992. He currently serves as Clinical Professor, Department Head, Quantitative Business Studies and Director of the Master of Accountancy Program at Purdue University Northwest. This accounting background and experience enables him to provide valuable service to the Bancorp, including with respect to analyzing the Bancorp’s operating results, financial condition, and financial budgets, and as a member of the Risk Management Committee, the Compensation and Benefits Committee, the Executive Committee, the Nominating and Corporate Governance Committee, and as Chairman of the Strategic Planning Committee.

•	Joel Gorelick served as President and Chief Operating Officer of the Bancorp until January 2013 when he retired, and has over 40 years of banking experience including retail and commercial banking. He has detailed knowledge of commercial lending facilities as well as the intricacies of daily banking operations. His expertise has been utilized as an instructor for educational seminars offered by the Indiana Bankers Association. He has a high profile within the community and is active in numerous community activities. This experience assists him in his role as a member of the Strategic Planning Committee, the Executive Committee, and the Risk Management Committee.

•	Amy W. Han, Ph.D., has a Ph.D. in psychology and has served as a human resources management consultant. She lends expertise to the Board in the human resources area. As Director of Clinical Affairs and Clinical Professor of Psychology at Indiana University School of Medicine – Northwest, she brings leadership skills and the ability to help individuals achieve their goals to the Board of Directors. She is also very knowledgeable about the means and methods of providing good customer service to individuals in Northwest Indiana. This experience assists her in her role as a member of the Wealth Management Committee, as Chairwoman of the Compensation and Benefits Committee, and as a member of the Nominating and Corporate Governance Committee.

Corporate Governance

Director Independence

All of the directors except David A. Bochnowski, Benjamin J. Bochnowski, and Joel Gorelick meet the standards for independence of Board members set forth in the Listing Standards for the NASDAQ Stock Exchange. Directors David Bochnowski and Benjamin Bochnowski are not independent because they are employees of the Bancorp, and Director Gorelick is not independent because he has served as an employee of the Bancorp in the last three years. Moreover, a majority of the members of the Bancorp’s Risk Management Committee and all the members of the Bancorp’s Compensation and Benefits Committee and the Nominating and Corporate Governance Committee meet the independence standards applicable to those committees. The Board of Directors of the Bancorp considers the independence of each of the directors under the Listing Standards of the NASDAQ Stock Exchange, which for purposes of determining the independence of the Risk Management Committee members also incorporate the standards of the Securities and Exchange Commission (the “SEC”) included in Reg. § 240.10A-3(b)(1). Among other things, the Board considers current or previous employment relationships as well as material transactions or relationships between the Bancorp or its subsidiaries and the directors, members

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of their immediate family, or entities in which the directors have a significant interest. The purpose of this review is to determine whether any relationships or transactions exist or have occurred that are inconsistent with a determination that the director is independent.

The Board evaluates, from time to time as appropriate, whether the same individual should serve as Chairman of the Board and Chief Executive Officer or whether these positions should be held by different individuals, based on what the Board considers to be in the best interests of the Bancorp and its shareholders. In this regard, the roles of Chairman and Chief Executive Officer are currently held by separate individuals. Effective April 28, 2016, David A. Bochnowski began serving as Executive Chairman of the Bancorp, which involves David A. Bochnowski continuing to serve as Chairman of the Board, and Benjamin J. Bochnowski succeeded to the position of Chief Executive Officer while continuing to serve as a member of the Board.

The Board believes that the Bancorp’s present leadership structure is appropriate for the Bancorp at the current time, as it provides an appropriate balance between the two roles of Chairman and Chief Executive Officer. The Chief Executive Officer is responsible for setting the strategic direction for the Bancorp and the day-to-day leadership and performance of the Bancorp, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board. Thus, the Board believes that the current structure balances the need for the Chief Executive Officer to run the Bancorp on a day-to-day basis with the benefit provided to the Bancorp by involvement of an experienced member of the Board who has significant historical experience with the Bancorp and its business. In the past, the Board has determined to permit the same individual to serve as both Chief Executive Officer and Chairman of the Board, and it may do so again in the future.

Moreover, the Bancorp receives active and effective management and oversight of the Bancorp’s operations by the Board’s independent directors. The Bancorp’s Risk Management, Nominating and Corporate Governance, and Compensation and Benefits Committees are comprised of a majority of independent directors. In this regard, the Board evaluates its board leadership structure and corporate governance practices from time to time as appropriate, including whether to appoint a lead independent director to, among other things, facilitate the consideration of matters and actions taken by the non-employee, independent directors. In this connection, the Board may in the future appoint a lead independent director if the Board determines that doing so is advisable and in the best interests of the Bancorp and its shareholders.

Meetings of the Board of Directors

During the fiscal year ended December 31, 2016, the Board of Directors of the Bancorp met or acted by written consent 12 times. No director attended fewer than 75% of the aggregate total number of meetings during the last fiscal year of the Board of Directors of the Bancorp held while he or she served as director and of meetings of committees on which he or she served during that fiscal year.

Board Committees

The Board of Directors has appointed an Executive Committee, composed of Directors David Bochnowski (Chairman), Furticella, Gorelick, Krupinski, and Wieser. The Executive Committee is authorized to exercise the powers of the Board of Directors between regular Board meetings, except with respect to the declaration of dividends and other extraordinary corporate transactions.

The Board of Directors has a Nominating and Corporate Governance Committee, which currently consists of Directors Wieser (Chairman), Fesko, Furticella, Garza, Han, Johnson, Krupinski, and Puntillo. The Board of Directors has adopted a written Charter of the Nominating and Corporate Governance Committee, a copy of which is available on the Bancorp’s website at www.ibankpeoples.com. The primary functions of the Nominating and Corporate Governance Committee are to retain and terminate

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any search firm to be used to identify director candidates; to assess the need for new directors; to review and reassess the adequacy of the Bancorp’s Corporate Governance Guidelines and recommend any proposed changes to the Board for approval; to lead the Board in its annual review of the Board’s performance and report its findings to the Board; to recommend to the Board director nominees for each committee of the Bancorp; to review and reassess the adequacy of its written charter; and to annually review its own performance. The Nominating and Corporate Governance Committee identifies potential nominees for director based on specified objectives in terms of the composition of the Board, taking into account such factors as areas of expertise and geographic, occupational, gender, race and age diversity. The Nominating Committee assesses the effectiveness of its efforts to have a diverse Board of Directors by periodically reviewing the current Board members for geographic, occupational, gender, race, and age diversity. Nominees will be evaluated on the basis of their experience, judgment, integrity, ability to make independent inquiries, understanding of the Bancorp, and willingness to devote adequate time to Board duties. Directors are permitted to serve on the Board until they reach the age of 76, at which time they are required to retire. During the year ended December 31, 2016, the Nominating and Corporate Governance Committee held six meetings.

The Nominating and Corporate Governance Committee also will consider director candidates recommended by the Bancorp’s shareholders. A shareholder who wishes to nominate an individual as a director candidate at next year’s annual meeting of shareholders, rather than recommend the individual to the Board as a potential nominee, must comply with the advance notice requirements described under “Shareholder Proposals.”

The Board of Directors has appointed a Risk Management Committee, formerly the Audit Committee, established in accordance with Section 3(a)(58)(A) of the Exchange Act, which is composed of Directors Puntillo (Chairman), Furticella, Garza, Gorelick, Johnson, and Krupinski. The Board of Directors has determined that Director Krupinski is an “audit committee financial expert,” as that term is defined in the Exchange Act.

The Risk Management Committee functions as the Bancorp’s liaison with its external auditors and reviews audit findings presented by the Bancorp’s internal auditor. The Risk Management Committee, along with the external auditors and internal auditor, monitors controls for material weaknesses and/or improvements in the audit function. The Risk Management Committee also monitors or, if necessary, establishes policies designed to promote full disclosure of the Bancorp’s financial condition. The Board of Directors has adopted a written Charter for the Risk Management Committee, a copy of which is available on the Bancorp’s website at www.ibankpeoples.com. During the year ended December 31, 2016, the Risk Management Committee held four meetings.

The Board of Directors has appointed a Compensation and Benefits Committee composed of Directors Han (Chairwoman), Fesko, Furticella, and Puntillo. The Compensation and Benefits Committee is responsible for reviewing, determining, and establishing the compensation of directors and (as the Bank’s Compensation and Benefits Committee) the salaries, bonuses, and other compensation of the executive officers of the Bank. The Board of Directors has adopted a written charter for the Compensation and Benefits Committee, a copy of which is available on the Bancorp’s website at www.ibankpeoples.com. During the year ended December 31, 2016, the Compensation and Benefits Committee held three meetings. For 2016, the Compensation and Benefits Committee considered surveys provided by the American Bankers Association (Compensation & Benefits Survey Report), Crowe Horwath LLP (Financial Institutions Compensation Survey), Compdata Surveys (Banking and Finance Survey), and SNL Financial (Executive Compensation Review for Banks and Thrifts), in determining the executive compensation and director compensation.

The Board of Directors has appointed a Strategic Planning Committee composed of Directors Furticella (Chairman), Garza, Gorelick, Johnson, Krupinski, Puntillo, and Wieser. The Committee is responsible for monitoring activity, approving initiatives, reviewing reports, and recommending strategies

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relating to interest rate risk (IRR), liquidity management, investment portfolio activity, capital management, business planning, and technology investments.

The Board of Directors has appointed a Wealth Management Committee composed of Directors Garza (Chairwoman), Fesko, Han, and Krupinski. The primary function of the Wealth Management Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by monitoring the functioning of the Wealth Management Group. The Committee also provides oversight to assist in its compliance with all applicable laws, rules, regulations, and internal policies of the Bank.

Risk Oversight

The Board of Directors plays an active role in the oversight of credit risk, operational risk, liquidity risk, and similar risks of the business of the Bancorp. It performs this role primarily through its Committee structure. The Risk Management Committee of the Bancorp has oversight responsibilities with respect to financial information of the Bancorp, the systems of internal controls established by management and the Board, and risk management, accounting and financial reporting processes. Members of the Risk Management Committee have the opportunity to communicate as needed with the chief executive officer, chief financial officer, chief operating officer, general counsel, internal auditor, compliance officer and loan review officer of the Bank as well as the Bancorp’s outside auditor and other directors of the Bancorp. The Committee also is authorized to retain independent counsel and accountants to the extent deemed necessary to assist with its risk oversight responsibilities. In addition, the Compensation and Benefits Committee evaluates the compensation programs of the Bancorp to ensure that they do not create incentives among management employees to take undue risks. The Bank also has a Strategic Planning Committee that, among other things, monitors risks relating to liquidity, investments, and interest rate risk.

Communications with Directors

The Board of Directors of the Bancorp has implemented a process whereby shareholders may send communications to the Board’s attention. Any shareholder desiring to communicate with the Board, or one or more specific members thereof, should communicate in a writing addressed to NorthWest Indiana Bancorp, Board of Directors, c/o Secretary, 9204 Columbia Avenue, Munster, Indiana 46321. The Secretary of the Bancorp has been instructed by the Board to promptly forward all such communications to the specified addressees thereof. All of the Bancorp’s directors at the time attended the Annual Meeting of Shareholders held on April 28, 2016.

Code of Ethics

The Bancorp has adopted a Code of Business Conduct and Ethics (the “Ethics Code”) that applies to all of the Bancorp’s directors, officers, and employees, including its principal executive officer, principal financial officer, principal accounting officer, and controller. The Ethics Code is posted on the Bancorp’s website at www.ibankpeoples.com. The Bancorp intends to disclose any waivers of the Ethics Code for directors or executive officers of the Bancorp and any amendments to the Ethics Code by posting such waivers and amendments on its website.

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Executive Compensation

The following table presents information for compensation awarded to, earned by, or paid to the Named Executive Officers for 2015 and 2016:

Summary Compensation Table for 2016

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
David A. Bochnowski	2016	$240,000	$22,875	—	$77,521	$53,288	$393,684
Executive Chairman of the Board	2015	$427,201	$20,625	—	$66,667	$54,502	$568,995

Benjamin J. Bochnowski	2016	$300,000	$15,250	—	$21,000	$31,214	$367,464
President and Chief Executive Officer	2015	$210,000	$82,500	—	$18,135	$21,624	$332,259

John Diederich	2016	$210,000	$10,675	—	$18,000	$20,233	$258,908
Executive Vice President	2015	$193,444	$9,625	—	$15,615	$16,866	$235,550

Robert T. Lowry	2016	$201,526	$10,675	—	$18,000	$20,651	$250,852
Executive Vice President, Chief Financial Officer and Treasurer	2015	$193,310	$9,625	—	$15,615	$17,487	$236,037

Leane E. Cerven	2016	$189,986	$10,675	—	$18,000	$20,151	$238,812
Executive Vice President, General Counsel, and Secretary	2015	$182,240	$9,625	—	$15,615	$17,240	$224,720

(1)	Includes any amounts earned but deferred, including amounts deferred under the Bank’s 401(k) Plan. Executive officers of the Bancorp who serve as directors do not receive director fees.
(2)	The amount reflected in this column is the aggregate grant date fair market value of stock awards and option awards calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 11 to the Bancorp’s audited financial statements for the fiscal year ended December 31, 2015, included in the Bancorp’s Annual Report on Form 10-K for 2015, and in footnote 11 to the Bancorp’s audited financial statements for the fiscal year ended December 31, 2016, included in the Bancorp’s Annual Report on Form 10-K for 2016.
(3)	This column includes the dollar value of all amounts earned during the fiscal year because specified performance criteria have been satisfied pursuant to the Bancorp’s cash incentive plan, whether or not paid to the Named Executive Officer. The Bank’s cash incentive plan is open to all employees who have been employed by September 30th of each plan year. The incentive plan is based upon the Bancorp’s return on assets, return on equity and earnings per share.
(4)	“All Other Compensation” includes contributions of the Bank made under its Profit Sharing Plan on behalf of Messrs. D. Bochnowski, B. Bochnowski, Diederich, Lowry and Ms. Cerven of $21,200, $16,493, $15,390, $15,380, and $14,325 for 2015, and $23,850, $23,850, $18,512, $18,038, and $17,005 for 2016, respectively. Such amount also includes, for the personal benefit of the officers, premiums paid for Split Dollar Plan Life Insurance on their lives in the amounts of $1,047, $57, $575, $114, and $304 for 2015, and $1,185, $46, $385, $122, and $160 for 2016, respectively. Such amount also includes dividends paid on restricted stock awards to Messrs. D. Bochnowski, B. Bochnowski, Diederich, Lowry, and Ms. Cerven in the amounts of $1,997, $5,074, $901, $1,993, and $2,611 for 2015, and $2,933, $6,575, $1,336, $2,491, and $2,986 for 2016, respectively. Mr. D. Bochnowski’s other compensation also includes (i) premiums of $17,491 for both 2015 and 2016 paid by the Bank for disability insurance and term insurance on Mr. D. Bochnowski’s life pursuant to his employment agreement described below, and (ii) a credit in the amount of $12,767 for 2015 and $7,829 for 2016 under the Bank’s Unqualified Deferred Compensation Plan. Mr. B. Bochnowski received a credit in the amount of $743 for 2016 under the Bank’s Unqualified Deferred Compensation Plan. Messrs. D. Bochnowski, B. Bochnowski, Diederich, Lowry, and Ms. Cerven received certain perquisites during 2015 and 2016, but the incremental cost of providing those perquisites did not exceed $10,000.

2015 Stock Option and Incentive Plan

The Board of Directors adopted the 2015 Stock Option and Incentive Plan (the “2015 Plan”) on February 27, 2015, and the plan was approved by our shareholders at the 2015 annual meeting of shareholders. The 2015 Plan provides for the grant of any or all of the following types of awards: (1) stock options, including incentive stock options and non-qualified stock options; (2) stock appreciation rights; (3) restricted stock; (4) unrestricted stock; and (5) performance shares or performance units.

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Awards may be granted singly or in combination as determined by the Compensation and Benefits Committee. Employees, directors, and consultants of the Bancorp or its subsidiaries are eligible to participate in the 2015 Plan. The number of shares reserved for issuance under the 2015 Plan is 250,000 shares. Shares issued under the 2015 Plan may be authorized but unissued shares or treasury shares. As of February 17, 2017, 12,290 shares of restricted stock and no incentive stock options were outstanding under the 2015 Plan.

The Board may at any time terminate or amend the 2015 Plan, subject to certain rights of participants with respect to any outstanding awards. No amendments to the 2015 Plan will require shareholder approval unless such approval is required to comply with Rule 16b-3 under the Exchange Act, Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or the rules of any applicable stock exchange or quotation system. Unless previously terminated by the Board, no awards may be made under the 2015 Plan after April 24, 2025.

The purpose of the 2015 Plan is to advance the interests of the Bancorp’s shareholders by enhancing the Bancorp’s ability to attract, retain, and motivate persons who are expected to make important contributions to the Bancorp and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Bancorp’s shareholders. Subject to the terms of the 2015 Plan, the Compensation and Benefits Committee of the Bancorp’s Board of Directors has the sole authority to administer the 2015 Plan, including without limitation, selecting participants, determining the terms of the awards to be granted, establishing rules and procedures to administer the plan, and interpreting the plan. Each of the members of the Compensation and Benefits Committee is a “non-employee director” as provided under Rule 16b-3 of the Exchange Act and an “outside director” under Section 162(m) of the Code.

Stock options granted under the 2015 Plan are exercisable in one or more installments in the manner and at the time or times specified by the Compensation and Benefits Committee. No incentive stock option may be exercised more than 10 years after the grant date (or, in the case of a holder of 10% or more of the Bancorp’s voting stock, five years). Non-qualified options may be exercised during such period as the Compensation and Benefits Committee determines at the time of grant. The exercise price of an incentive stock option will not be less than 100% of the fair market value of the common stock on the option’s grant date (or 110% of such value in the case of a holder of 10% or more of the Bancorp’s voting stock). The Compensation and Benefits Committee will establish the exercise price of non-qualified options at the time the options are granted that is no less than the fair market value of the stock on the grant date. Options granted under the 2015 Plan will be adjusted for certain capital changes, such as stock splits and stock dividends. To exercise an option, the participant must provide written notice to the Bancorp. The option price may, in the sole discretion of the Compensation and Benefits Committee, be paid by a participant in cash or shares of common stock owned by the participant for at least six months or any combination thereof. The 2015 Plan authorizes the Compensation and Benefits Committee to grant stock appreciation rights (“SARs”) independently of, or in tandem with, a stock option. Proceeds from SAR exercises are paid in shares of common stock, in cash, or a combination thereof, in the discretion of the Compensation and Benefits Committee.

The Compensation and Benefits Committee may grant awards of restricted stock, subject to forfeiture provisions and transfer restrictions as the committee determines. Pending the lapse of these forfeiture provisions and transfer restrictions, the grantee generally has all the rights of a shareholder, including the right to vote the shares and the right to receive all dividends thereon. The Compensation and Benefits Committee may condition the vesting of restricted stock on the attainment of specified performance goals. While restricted stock is subject to forfeiture and transfer restrictions, the 2015 Plan does not set forth any minimum or maximum duration for such provisions. The Compensation and Benefits Committee has the authority to accelerate or remove forfeiture provisions and transfer restrictions on the restricted stock prior to the expiration of the restriction period. If the grantee ceases to be employed by the Bancorp for any reason other than death, disability, or retirement prior to the lapse of

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the restrictions, the unvested portion of the restricted stock will be returned to the Bancorp. In the event of death or disability prior to the expiration of the restrictions, a ratable portion of the restricted stock will become fully vested.

The Compensation and Benefits Committee also may award shares of common stock to participants without restrictions or payment therefor as consideration for service to the Bancorp or other reasons as the Compensation and Benefits Committee determines appropriate. Additionally, the Compensation and Benefits Committee may grant awards of performance shares or performance units which may be earned by a participant, in whole or in part, if certain goals established by the Compensation and Benefits Committee (including net income, operating income, return on equity or assets, earnings per share, cash flow, cost control, share price, revenues, market share, and total return to shareholders) are achieved over a designated period of time. The Compensation and Benefits Committee has the discretion to satisfy a participant’s performance shares or performance units by delivery of cash, common stock, or any combination thereof.

In general, if the employment of a recipient of restricted stock is involuntarily terminated within 18 months following a “change in control” (as defined in the 2015 Plan) of the Bancorp, the forfeiture provisions and transfer restrictions applicable to such stock lapse and the stock will become fully vested. If the employment of a recipient of performance shares or performance units is involuntarily terminated within 18 months following a change in control, the recipient will be entitled to a pro rata payment with respect to such award to the same extent as if the recipient died or became disabled, subject to compliance with certain provisions of the Code. For purposes of the foregoing, a “change in control” includes a person or persons acquiring 25% or more of the Bancorp’s outstanding shares, a transaction resulting in the current directors of the Bancorp ceasing to constitute a majority of the Board, and shareholder approval of a transaction in which the Bancorp ceases to be an independent publicly-owned entity or in which the Bancorp sells all or substantially all of its assets.

2004 Stock Option and Incentive Plan

The Board of Directors adopted the Amended and Restated 2004 Stock Option and Incentive Plan (the “2004 Option Plan”), which was approved by shareholders at the 2004 annual meeting, and amended and restated at the 2005 annual meeting of shareholders. With the adoption and approval of the 2015 Plan, no further awards will be made under the 2004 Option Plan. However, as of February 17, 2017, 18,040 shares of restricted stock and 500 incentive stock options continue to be outstanding under and governed by the 2004 Option Plan.

The 2004 Option Plan provides for the grant of any or all of the following types of awards: (1) stock options, including incentive stock options and non-qualified stock options; (2) stock appreciation rights; (3) restricted stock; (4) unrestricted stock; and (5) performance shares or performance units. Directors, employees and consultants of the Bancorp and its subsidiaries are eligible to participate in the plan. The number of shares reserved for issuance under the 2004 Option Plan is 250,000 shares.

The purpose of the 2004 Option Plan is to promote the long-term interests of the Bancorp and its shareholders by providing a means for attracting and retaining officers and employees of the Bancorp and its subsidiaries. The 2004 Option Plan is administered by the Compensation and Benefits Committee, which consists of solely “non-employee directors” as provided under Rule 16b-3 of the Exchange Act, and “outside directors” under Section 162(m) of the Code. Options awarded under the plan generally have a term of five years, and at an option price per share equal to the fair market value of the shares on the date of grant of the stock options. Options generally become exercisable in full five years after the date of grant. Options granted are adjusted for capital changes such as stock splits and stock dividends. The Compensation and Benefits Committee has full and complete authority and discretion, except as expressly limited by the plan, to provide for the terms and conditions of any awards.

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The option price of each share of stock is to be paid in full at the time of exercise in cash or by delivering shares of the Bancorp’s common stock owned for at least six months with a market value equal to the exercise price, or by a combination of cash and shares. In the event an option recipient terminates his or her employment or service as an employee or director, the options will terminate during specified periods. In the event of a change in control of the Bancorp, all options not previously exercisable shall become fully exercisable. For this purpose, change in control includes an acquisition by a third party of 25% or more of the Bancorp’s outstanding shares, a change in a majority of the Bancorp’s directors as a result of a tender offer, merger, sale of assets, or similar transaction, or shareholder approval of a sale or disposition of all or substantially all of the Bancorp’s assets or another transaction following which the Bancorp would no longer be an independent publicly-owned entity; provided that, such events will not be deemed a change in control if a majority of the Board of Directors of the Bancorp adopts a resolution to provide that such events will not be deemed a change in control.

Awards of restricted shares are generally subject to transfer restrictions for five years and fully vest at the end of the five-year period. If the service of a restricted stock-holder terminates involuntarily within eighteen months after a change in control of the Bancorp (as defined above), any restricted transfer period to which the restricted shares are then subject will terminate and the shares will fully vest.

Employees’ Savings and Profit Sharing Plan

The Bank maintains an Employees’ Savings and Profit Sharing Plan and Trust for all employees who meet the plan qualifications. The Profit Sharing Plan is a defined contribution plan and employees are eligible to participate in the Profit Sharing Plan on January 1st or July 1st next following the completion of one year of employment, the attainment of age 18, and completion of 1,000 hours of employment. The Plan is administered by a third party and employees direct their individual investments into any of several investment options including repurchase agreements at the Bank and the Bancorp’s shares purchased on the open market. Employees eligible for the Profit Sharing Plan may redirect their investments at any time.

Contributions to the Profit Sharing Plan are discretionary, made by the Bank and are non-contributory on the part of the employees. All contributions are also subject to review by the Compensation and Benefits Committee and approval by the Board. Profit sharing contributions made by the Bank and earnings credited to the employee’s account vest on the following schedule: two years of service, 40% of contributions and earnings; three years of service, 60% of contributions and earnings; four years of service, 80% of contributions and earnings; and five years of service, 100% of contributions and earnings. Participants also become 100% vested in the employer contributions and accrued earnings in their account upon their death, approved disability, or attainment of age 65 while employed at the Bank.

The Profit Sharing Plan is open to all eligible employees and the Bank contributes a percentage of each employee’s profit sharing wages. Consistent with the objectives of the executive compensation program, contributions to the plan may increase or decrease based upon the return on assets of the Bancorp. The Board has approved and the Compensation and Benefits Committee monitors the formula for plan contributions. For the fiscal year ending December 31, 2016, the plan contributed 9% of each eligible employee’s profit sharing wages as a result of the Bancorp’s 2016 performance. This compares to 8% for the fiscal year ended December 31, 2015.

The Employees’ Savings Plan feature allows employees to make pre-tax contributions to the Plan, subject to the limitations imposed by Section 401(k) of the Code. Employees are eligible to participate in the Employees’ Savings Plan on the first day of the month next following the completion of 90 days of employment and the attainment of age 18. Participants electing pre-tax contributions are always 100% vested in their contributions and the earnings on their investments. Participants can also borrow from their pre-tax contributions pursuant to meeting the requirements of the Code, using their account as collateral.

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Based upon the Bank’s return on assets for the respective years, $861,653 (including forfeitures of $5,811) was contributed to the Profit Sharing Plan for the year ended December 31, 2016, and $730,588 (including forfeitures of $24,529) was contributed to the Profit Sharing Plan for the year ended December 31, 2015. For 2016, Mr. David Bochnowski’s Profit Sharing Plan account was credited with $23,850, compared to $20,800 for 2015; Mr. Benjamin Bochnowski’s Profit Sharing Plan account was credited with $23,850 compared to $16,493 for 2015; Mr. Diederich’s account was credited with $18,512 and $15,390 for such years; Mr. Lowry’s account was credited with $18,038 and $15,380 for such years; and Ms. Cerven’s account was credited with $17,005 and $14,325 for such years. The contributions made on behalf of executive officers named in the Summary Compensation Table are included in that table under the column “All Other Compensation.”

Group Medical and Insurance Coverage

Group medical and insurance coverage is a customary and competitive employment practice in the community banking industry. The Bank provides a selection of group medical insurance benefits for all full-time employees with employees selecting the type of coverage. The Bank encourages participation in a wellness program by providing a larger premium subsidy for employees who elect a wellness plan. For single employee coverage, the Bank pays 70% for plans with wellness and 60% without. For employees with dependents, the Bank pays 65% and 55%, respectively. The Bank also provides two separate life insurance and accidental death and dismemberment insurance benefits. All full-time employees receive a life insurance and accidental death and dismemberment insurance benefit equal to one-half of their annual salary the first of the month following 30 days of employment and, once they have completed one year of employment, 1,000 hours of service, and reached their 18th birthday, another life insurance and accidental death and dismemberment insurance benefit is provided on the first of the year following the satisfaction of eligibility requirements that is equal to three times an employee’s salary to a maximum of $500,000.

The Bank’s non-employee directors also are provided the opportunity to receive medical and vision coverage under the Bank’s plan on the same terms as those applicable to employees. Dr. Puntillo, Ms. Garza, Mr. Wieser, and Mr. Gorelick are the only outside directors who have elected such coverage.

BOLI Insurance

The Bank has invested in Bank Owned Life Insurance (BOLI) that insures executive officers, senior vice-presidents, and vice-presidents. A feature of this type of insurance provides a split dollar benefit to each insured that is reviewed by the Compensation and Benefits Committee and approved by the Board. The personal benefit portion of premiums paid for executive officers is indicated in the Summary Compensation Table under the column “All Other Compensation.”

Unqualified Deferred Compensation Plan

The Bank adopted an Unqualified Deferred Compensation Plan in 1995 due to the Code’s limitation on the amount of contributions a corporation can make on behalf of an employee to a qualified retirement plan. The Deferred Compensation Plan is designed to provide deferred compensation to key senior management employees of the Bank in order to recognize their substantial contributions to building shareholder value and to provide them with additional financial security as inducement to remain with the Bank. The Compensation and Benefits Committee administers the plan. To be eligible, an employee must hold a key management full time position that significantly impacts the Bank’s operating success.

The Compensation and Benefits Committee selects which persons shall be participants and authorizes the crediting each year of an amount based upon a formula involving the participant’s employer funded contributions under all qualified retirement plans and the limitations imposed by Code subsection 401(a)(17) and Code section 415. In 2016, the maximum compensation level subject to qualified plan limitations was $265,000. The Deferred Compensation Plan provides that following the cessation of employment for any reason, the participant’s account is distributed to the participant or in the event of

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death, to the designated beneficiary in equal monthly installments over a five-year period unless the Bank’s Board of Directors approves an alternative form of payment at the request of the participant or beneficiary.

Currently, Mr. David Bochnowski and Mr. Benjamin Bochnowski are the only participants in the Deferred Compensation Plan. For the year ended December 31, 2016, the Bank credited $7,829 to Mr. David Bochnowski’s and $743 to Mr. Benjamin Bochnowski’s Deferred Compensation Accounts, a match of 9% of each executive’s base compensation that exceeded the limitation of the Code. This amount is included in both Mr. David Bochnowski’s and Mr. Benjamin Bochnowski’s compensation in the Summary Compensation Table under “All Other Compensation.”

Outstanding Equity Awards at December 31, 2016

The following table presents information on stock options and restricted stock held by the Named Executive Officers on December 31, 2016:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Date of Full Vesting of Unexercisable Options	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Date of Full Vesting of Stock Awards
Benjamin J. Bochnowski	—	—	—	—	—	1,500	$58,275	8/1/2018
Benjamin J. Bochnowski	—	—	—	—	—	500	$19,425	5/1/2018
Benjamin J. Bochnowski	—	—	—	—	—	200	$7,770	2/1/2018
Benjamin J. Bochnowski	—	—	—	—	—	400	$15,540	1/31/2019
Benjamin J. Bochnowski	—	—	—	—	—	3,000	$116,550	2/6/2020
Benjamin J. Bochnowski	—	—	—	—	—	500	$19,425	2/5/2021
David A. Bochnowski	—	—	—	—	—	600	$23,310	2/1/2018
David A. Bochnowski	—	—	—	—	—	750	$29,138	1/31/2019
David A. Bochnowski	—	—	—	—	—	750	$29,138	2/6/2020
David A. Bochnowski	—	—	—	—	—	750	$29,138	2/5/2021
John Diederich	—	—	—	—	—	300	$11,655	2/1/2018
John Diederich	—	—	—	—	—	300	$11,655	1/31/2019
John Diederich	—	—	—	—	—	350	$13,598	2/6/2020
John Diederich	—	—	—	—	—	350	$13,580	2/5/2021
Robert T. Lowry	—	—	—	—	—	300	$11,655	2/1/2018
Robert T. Lowry	250	—	$28.50	—	2/22/2018	1,000	$38,850	5/1/2018
Robert T. Lowry	—	—	—	—	—	350	$13,598	1/31/2019
Robert T. Lowry	—	—	—	—	—	350	$13,598	2/6/2020
Robert T. Lowry	—	—	—	—	—	350	$13,598	2/5/2021
Leane E. Cerven	—	—	—	—	—	300	$11,655	2/1/2018
Leane E. Cerven	—	—	—	—	—	1,500	$58,275	5/1/2018
Leane E. Cerven	—	—	—	—	—	300	$11,655	1/31/2019
Leane E. Cerven	—	—	—	—	—	350	$13,598	2/6/2020
Leane E. Cerven	—	—	—	—	—	350	$13,598	2/5/2021

(1)	The shares represented could not be acquired by the Named Executive Officers as of December 31, 2016.
(2)	The market value of these awards is determined by multiplying the number of shares by the closing market price of the Bancorp’s Common Stock on December 30, 2016 (the last trading day of 2016), which was $38.85 per share.

Potential Payments upon Termination or Change in Control

The Bancorp has entered into an agreement that will require the payment of compensation to a Named Executive Officer in the event of his termination of employment, change in his responsibilities, or a change-in-control of the Bancorp. This agreement is discussed under the heading “Employment

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Agreement.” Furthermore, if an employee is involuntarily terminated within 18 months following a change in control of the Bancorp, any remaining transfer restrictions with respect to stock awards he or she holds will lapse.

Amended and Restated Employment Agreement with David A. Bochnowski

On February 26, 2016, the Bancorp and the Bank entered into an Amended and Restated Employment Agreement (the “Restated Agreement”) with David A. Bochnowski which supersedes and replaces the prior employment agreement between the Bancorp, the Bank, and Mr. Bochnowski dated December 29, 2008. The Restated Agreement provides that effective April 28, 2016, Mr. Bochnowski will serve as the Executive Chairman of the Bancorp and the Bank for a five-year term and provides for a base salary of $240,000 per year, subject to increases awarded by the Board and possible decreases before a change of control of the Bank based on operating results. Mr. Bochnowski is also entitled to discretionary bonuses, customary fringe benefits, and vacation leave. The Bank will continue to pay the premiums on life insurance policies insuring Mr. Bochnowski providing for current benefits of approximately $1.4 million. As Executive Chairman, Mr. Bochnowski will assist Benjamin Bochnowski in connection with his transition to his role as the Chief Executive Officer of the Bancorp and the Bank, will assist the Bancorp and the Bank with their strategic goals and budgeting process, and will engage in community and banking activities supporting the mission of the Bancorp and the Bank.

 The Restated Agreement is terminable by the Bank for cause, defined as (i) Mr. Bochnowski’s commission of an act materially and demonstrably detrimental to the Bank or its subsidiaries constituting gross negligence or willful misconduct of Mr. Bochnowski in the performance of his material duties to the Bank or (ii) his conviction of a felony involving moral turpitude.

 If the Restated Agreement terminates because he is discharged for cause, or because of his resignation without Good Reason (as defined below), the Bank is to pay Mr. Bochnowski any amounts owed to him under the Restated Agreement through his date of termination.

 In the event of termination of the Restated Agreement as a result of his death, the Bank is to pay Mr. Bochnowski’s heirs or estate any amounts owed to him under the Restated Agreement through his date of termination. In addition, within 30 days of such date, the Bank is to pay to his heirs or estate a cash lump sum equal to his then-current annual base salary and his most recent annual bonus times the number of years and fractions thereof remaining in the term of the Restated Agreement.

In the event of termination of the Restated Agreement as a result of his disability, the Bank is to pay Mr. Bochnowski any amounts owed to him under the Restated Agreement through his date of termination. In addition, he will be entitled to a cash bonus equal to his most recent annual bonus, compensation until the end of the term of the Restated Agreement equal to 66% of his current base salary and annual bonus, and continuation of welfare benefits and senior executive perquisites that would have been provided to him had he remained employed during such period (reduced by any disability payments owed to him under the Bank’s disability policies and programs).

 If Mr. Bochnowski is discharged without cause or resigns for Good Reason (defined as the failure to re-elect him as Executive Chairman and as Chairman of the Board of Directors of the Bancorp or the Bank, a substantial diminution in his responsibilities or duties, or a material breach by the Bank of the Restated Agreement), Mr. Bochnowski will be entitled to (1) a cash bonus equal to the most recent annual bonus received by him, (2) a lump sum amount equal to three times his then-current salary and recent annual bonus, (3) continuation for three years of welfare benefits and senior executive perquisites at least equal to those that would have been provided if he remained employed during that period, and (4) a payment required to prefund future premiums on the life insurance policies described above likely to become due prior to the end of the term of the Restated Agreement.

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The Restated Agreement provides that if Mr. Bochnowski’s employment terminates for any reason after a change of control of the Bank, Mr. Bochnowski will receive the benefits as provided above, except that unless his benefits would thereby be reduced, the computations will be made by using his most recent annual bonus before the change of control and welfare benefits and senior executive benefits to be continued during the specified period will be provided based on those benefits in effect immediately prior to the change of control of the Bank. In addition, in the event of a change of control, the Bank is to pay to Mr. Bochnowski all future premiums on the life insurance policies on his life expected to become due before the end of the term of the Restated Agreement.

If Internal Revenue Code Section 280G (which generally applies to certain severance payments triggered by a change in control) would cause the payments to be made to Mr. Bochnowski to be subject to an excise tax as imposed by Internal Revenue Code Section 4999, his compensation will be “grossed up” to make him whole with respect to such taxes.

During a period of one year following his termination of employment, Mr. Bochnowski may not solicit or induce any employees or customers of the Bank to leave the Bank.

Compensation of Directors for 2016

The following table provides information concerning the compensation paid to or earned by the members of the Bancorp’s Board of Directors (except for Mr. David Bochnowski and Mr. Benjamin Bochnowski, who do not receive director’s fees) for their service as directors for 2016, whether or not deferred:

Name(1)	Fees Earned or Paid in Cash ($)	Total ($)
Donald P. Fesko	26,567	26,567
Edward J. Furticella	26,567	26,567
Danette Garza(2)	26,567	26,567
Joel Gorelick(3)	26,567	26,567
Amy W. Han, Ph.D.	26,567	26,567
Robert E. Johnson, III	4,428	4,428
Kenneth V. Krupinski	26,567	26,567
Anthony M. Puntillo, D.D.S., M.S.D.(4)	26,567	26,567
James L. Wieser(5)	26,567	26,567

(1)	Information on Messrs. David Bochnowski and Benjamin Bochnowski, who are also directors, is included in the Summary Compensation Table above.
(2)	Ms. Garza elected the Bank’s employee only medical benefit effective September 1, 2013. The Bank’s paid portion of the medical coverage in 2016 was $4,297.
(3)	Mr. Gorelick elected the Bank’s employee and spouse medical benefit effective February 1, 2013. The Bank’s paid portion of the medical coverage in 2016 was $9,816.
(4)	Dr. Puntillo elected the Bank’s family medical benefit, effective May 1, 2013. The Bank’s paid portion of the medical coverage in 2016 was $12,171.
(5)	Mr. Wieser elected the Bank’s family medical benefit effective January 1, 2016. The Bank’s paid portion of the medical coverage in 2016 was $12,171.

Total fees paid to directors for the year ended December 31, 2016, were $216,964 in the aggregate. In 2016, the Board of Directors, acting upon the recommendation of the Compensation and Benefits Committee and after reviewing the Bancorp’s performance, did not approve an increase in the annual fee paid to directors.

Post 2004 Unfunded Deferred Compensation Plan for the Directors of Peoples Bank SB

Each director of the Bank may elect on or before December 31st of any year to defer all or a portion of his annual director fees for succeeding calendar years. The rate of interest to be paid on deferred fees will be equal to the lower of either (i) the Bank’s regular six-month certificate of deposit, plus 2%, or (ii) 120% of the applicable Federal long-term rate in effect during the month in which the Bank

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determined or reviews the appropriate interest rate for the Plan. The interest rate will be reset on the first business day of each month.

Amounts deferred under the plan, together with accumulated interest, are distributed in annual installments over a ten-year period beginning with the first day of the calendar year immediately following the year in which the director ceases to be a director, provided that the first annual benefit for any director deemed a “specified employee” under applicable tax regulations may not be paid any earlier than six months after the director terminates his services. Upon the death of a director, the balance of any unpaid deferred fees and interest will be paid in a lump sum to the director’s designated beneficiary or estate.

The following directors are deferring fees under this plan: Kenneth V. Krupinski and Amy W. Han.

Transactions with Related Persons

The Bank follows a policy of offering to its directors, officers, and employees real estate mortgage loans secured by their principal residence as well as other loans. Current law authorizes the Bank to make loans or extensions of credit to its executive officers, directors, and principal shareholders on the same terms that are available with respect to loans made to persons who are not executive officers, directors, or principal shareholders of the Bank. At present, the Bank offers loans to its executive officers, directors, principal shareholders, and employees with an interest rate that is generally available to the public with substantially the same terms as those prevailing for comparable transactions. All loans to directors and executive officers must be approved in advance by a majority of the disinterested members of the Board. Loans to directors, executive officers, and their associates totaled approximately $3,949,625 or 4.77% of equity capital at December 31, 2016. All such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than normal risk of collectability or present other unfavorable features.

Risk Management Committee Report

We have reviewed and discussed with management the Bancorp’s audited financial statements as of and for the year ended December 31, 2016. We have discussed with the Bancorp’s independent registered public accounting firm, Plante & Moran, PLLC, the matters required to be discussed by Statement on Auditing Standards No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board. We have also received and reviewed the written disclosures and the letter from Plante & Moran, PLLC, required by the applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with Audit Committees overseeing independence, and have discussed with the independent registered public accounting firm the auditors’ independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2016.

We have also concluded that the provision by Plante & Moran, PLLC of non-audit related services to the Bancorp and the Bank during 2016 is compatible with maintaining the auditors’ independence.

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This Report is respectfully submitted by the Risk Management Committee of the Bancorp’s Board of Directors.

Risk Management Committee Members

Anthony M. Puntillo (Chairman)

Edward J. Furticella

Danette Garza

Joel Gorelick

Robert E. Johnson, III

Kenneth V. Krupinski

Proposal 2 — Ratification of Appointment of Independent
Registered Public Accounting Firm

The Risk Management Committee has engaged Plante & Moran, PLLC, an independent registered public accounting firm, to be its auditors for the year ending December 31, 2017, subject to ratification by shareholders. As discussed below, Plante & Moran, PLLC was engaged to serve as auditors for the Bancorp for the first time in 2009.

Plante & Moran, PLLC audited the Bancorp’s financial statements for 2016. A representative of Plante & Moran, PLLC is expected to be present at the meeting, will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the appointment of Plante & Moran, PLLC as auditors of the Bancorp for 2017.

Independent Registered Public Accounting Firm’s Services and Fees

The Bancorp incurred the following fees for services performed by Plante & Moran, PLLC in fiscal year 2016 and 2015:

Audit Fees

Fees for professional services provided in connection with the audit of the Bancorp’s annual financial statements and review of financial statements included in the Bancorp’s Forms 10-Q were $133,250 for 2016 and $141,600 for 2015.

Audit Related Fees

There were audit-related services provided in 2016 of $7,100 and 2015 of $6,850.

Tax Fees

There were no tax fees paid to Plante & Moran, PLLC in fiscal year 2016 or 2015.

All Other Fees

No fees were paid in fiscal year 2016 or 2015 for other permissible services that do not fall within the above categories, including regulatory accounting and reporting compliance.

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Preapproval Policy

The Risk Management Committee’s policy is to preapprove all audit and permissible non-audit services provided by the independent auditor that exceed $2,500. These services may include audit services, audit related services, tax services, and other services. Preapproval is generally provided for up to one year and any preapproval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditor and management are required to periodically report to the Risk Management Committee regarding the extent of services provided by the independent auditor in accordance with this preapproval, and the fees for the services performed to date. The Risk Management Committee may also preapprove particular services on a case by case basis.

For fiscal 2016, preapproved non-audit services included only those services described above for “Audit-Related Fees,” “Tax Fees,” and “All Other Fees.”

Proposal 3 — Advisory Vote on Compensation of
Our Named Executive Officers

Background

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our Board of Directors is submitting a “Say on Pay” proposal for shareholder consideration. While the vote on executive compensation is non-binding and solely advisory in nature, our Board of Directors and the Compensation and Benefits Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Objectives of Executive Compensation Program. The objectives of the Compensation and Benefits Committee with respect to executive compensation are the following:

(1)	provide compensation opportunities comparable to those offered by other similarly situated financial institutions in order to be able to attract and retain talented executives who are critical to the Bancorp’s long-term success;

(2)	reward individual performance that achieves both short-term and long-term strategic goals consistent with improved shareholder value; and

(3)	align the interests of senior executives with those of shareholders by linking individual performance and the Bancorp’s performance with increases in shareholder value.

For the past three years, the Bancorp has been profitable, demonstrating strong and sustained performance. In 2014, the Bancorp reported an annual earnings increase of 3.9%, as net income totaled $7.4 million, compared to $7.1 million for 2013. The 2014 net income of $7.4 million represented $2.60 per basic and diluted share. The 2015 net income figure of $7.9 million represented an annual earnings increase of 6.2% and the fourth consecutive year of record earnings for the Bancorp. The 2015 net income of $7.9 million represented $2.75 earnings per basic and diluted share. In 2016, the Bancorp reported record earnings, with an annual earnings increase of 16.4% on net income of $9.1 million, which represented the fifth consecutive year of record earnings for the Bancorp. The 2016 net income of $9.1 million represented $3.20 earnings per basic and diluted share.

The Compensation and Benefits Committee has adopted a balanced approach to executive compensation, consistent with best practices, the Bancorp’s performance and strategic goals, and the interests of shareholders. The Bancorp’s executive compensation practices are responsibly governed by the Compensation and Benefits Committee, which is comprised of independent directors, and by direct Board oversight. The Compensation and Benefits Committee took several actions to align executive compensation with shareholder interests, including the following:

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•	Executive Compensation increases for 2014, 2015, and 2016 reflected the Bancorp’s superior performance compared to industry peers, the goal of retaining experienced and highly skilled leadership, the achievement of individual goals, and performance based promotions.

•	In January of 2014, the Board, acting upon the recommendation of the Compensation and Benefits Committee and after reviewing the Bancorp’s 2013 performance, approved a 3.5% increase in compensation for the Chairman and Chief Executive Officer, and in January of 2015, the Board, acting upon the recommendation of the Compensation and Benefits Committee and after reviewing the Bancorp’s 2014 performance, approved a 4.5% increase in his compensation. In addition, in January of 2016, the Board, acting upon the recommendation of the Compensation and Benefits Committee and after reviewing the Bancorp’s 2015 performance, approved a 3.5% increase in his compensation.

•	In January of 2016, the Board, acting upon the recommendation of the Compensation and Benefits Committee and after reviewing the Bancorp’s 2015 performance, approved a 15% increase in Mr. Benjamin Bochnowski’s compensation. Upon his promotion to President and Chief Executive Officer of the Bancorp on April 28, 2016, the Board, acting upon the recommendation of the Compensation and Benefits Committee and after reviewing the Bancorp’s 2015 performance, approved a 24.2% increase in Mr. Benjamin Bochnowski’s compensation.

•	No incentive stock options have been awarded to any executive officers since 2008 except a 250 grant in February 2008 to the Bancorp’s Chief Financial Officer.

•	The Bancorp manages its long-term incentive stock awards program responsibly and conservatively. Restricted stock awards in the form of common equity with five-year vesting periods align management’s interests with those of the Bancorp’s shareholders.

•	Because of even stronger financial results in 2014, 2015, and 2016, the Bancorp made awards of 750, 400, 350, 300, and 300 restricted shares on January 31, 2014, to Messrs. D. Bochnowski, B. Bochnowski, Lowry, Diederich, and Ms. Cerven, respectively, awards of 750, 3,000, 350, 350, and 350 restricted shares on February 6, 2015, to Messrs. D. Bochnowski, B. Bochnowski, Lowry, and Diederich, and Ms. Cerven, respectively, and awards of 750, 500, 350, 350, and 350 restricted shares on February 5, 2016 to Messrs. D. Bochnowski, B. Bochnowski, Lowry, and Diederich, and Ms. Cerven, respectively. The award of 3,000 shares to Mr. Benjamin Bochnowski was also in recognition of his promotion to President and Chief Operating Officer in January of 2015. In 2017, the Bancorp also granted awards of 450, 600, 300, 300, and 300 restricted shares to Messrs. D. Bochnowski, B. Bochnowski, Lowry, Diederich, and Ms. Cerven, respectively.

•	The Compensation and Benefits Committee charter authorizes the hiring by the committee members of independent advisors, including attorneys, to assist the committee in carrying out its responsibilities.

•	The Bancorp’s insider trading policy prohibits hedging transactions by its directors, officers and employees.

Over this period, the Bancorp has been able to retain key executives who believe in the long-term prospects of the Bancorp and are willing to tie their compensation to achieving the performance goals established by the Compensation and Benefits Committee.

The Board of Directors believes the Bancorp’s compensation programs are well tailored to recruit and retain key executives and drive shareholder value.

Please review this proxy statement and consider the following proposal:

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“RESOLVED, that the Bancorp’s shareholders approve, on a non-binding advisory basis, the compensation of the Named Executive Officers, as disclosed in the Bancorp’s Proxy Statement for the 2017 Annual Meeting of Shareholders, including compensation set forth or described in the 2016 Summary Compensation Table and the other related tables and disclosures.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Bancorp’s officers and directors and persons who own more than 10% of the Bancorp’s Common Stock file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Bancorp with copies of all Section 16(a) forms that they file.

Based solely on its review of the copies of the forms it received and/or written representations from reporting persons, the Bancorp believes that during the fiscal year ended December 31, 2016, all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners with respect to Section 16(a) of the Exchange Act were satisfied in a timely manner.

Shareholder Proposals

Any proposal which a shareholder wishes to have presented at the next Annual Meeting of the Bancorp and included in the proxy statement and form of proxy relating to that meeting must be received at the main office of the Bancorp for inclusion in the proxy statement no later than November 13, 2017. Any such proposal should be sent to the attention of the Secretary of the Bancorp at 9204 Columbia Avenue, Munster, Indiana 46321, and will be subject to the requirements of the proxy rules under the Exchange Act and, as with any shareholder proposal (regardless of whether included in the Bancorp’s proxy materials), the Bancorp’s articles of incorporation, by-laws and Indiana law.

A shareholder proposal being submitted for presentation at the Annual Meeting, but not for inclusion in the Bancorp’s proxy statement and form of proxy, will be considered untimely if it is received by the Bancorp later than 90 days prior to the Annual Meeting. If the Bancorp receives notice of such proposal after such time, each proxy that the Bancorp receives will confer upon it the discretionary authority to vote on the proposal in the manner the proxies deem appropriate, even though there is no discussion of the proposal in the Bancorp’s proxy statement for the next Annual Meeting.

Householding

We have adopted a procedure approved by the SEC called “householding” for those registered shareholders who consent to this procedure by either checking “Yes” in the “householding election” on the proxy card that accompanies this mailing or by notifying us at the address or phone number below. If you consent to this procedure, multiple shareholders who share the same address who consent to “householding” will receive only one copy of the Bancorp’s annual report and proxy statement (“Proxy Materials”), but each shareholder will continue to receive a separate proxy card. We have undertaken householding to reduce our printing costs and postage fees. Householding also is environmentally friendly and creates less paper for participating shareholders to manage. If you are a beneficial holder, you can request information about householding from your broker, bank or other nominee.

If you have consented to householding, you will receive or continue to receive a single copy of the Proxy Materials for future meetings. However, if you decide you would prefer to receive again multiple copies of the Proxy Materials, upon your request, we will promptly provide you with additional copies. You may elect to receive multiple copies for a specific meeting or opt-out of householding for all future meetings. Requests to receive multiple copies of the Proxy Materials can be made at any time prior to thirty days before the mailing of Proxy Materials in March of each year. You may request multiple

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copies by notifying us in writing to the Bancorp at 9204 Columbia Avenue, Munster, Indiana 46321, Attention: Shareholder Services, or by telephone at (219) 836-4400.

Other Matters

Management is not aware of any business to come before the Annual Meeting other than those described in the proxy statement. However, if any other matters should properly come before the Annual Meeting, the proxies solicited by this proxy statement will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

The Bancorp will bear the cost of the solicitation of proxies. The Bancorp will reimburse brokerage firms and other custodians, nominees and fiduciaries for the reasonable expenses they incur in sending proxy material to the beneficial owners of the Common Stock. In addition to solicitation by mail, directors, officers, and employees of the Bancorp may solicit proxies personally or by telephone without additional compensation.

We urge each shareholder to complete, date and sign the proxy and return it promptly in the enclosed envelope, or to vote by following the related internet or telephone voting instructions.

By Order of the Board of Directors

Leane E. Cerven
Executive Vice President, General Counsel and Secretary

March 13, 2017

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NORTHWEST INDIANA BANCORP
ATTN: MICHELLE MANCHAK
9204 COLUMBIA AVENUE
MUNSTER, IN 46321

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except
	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Donald P. Fesko 02 Danette Garza 03 Robert E. Johnson, III 04 Benjamin J. Bochnowski

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain
2. Proposal to ratify the appointment of Plante & Moran, PLLC as independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐
3. Approval, on an advisory basis, of the executive compensation of the named executive officers included in the proxy statement for the Annual Meeting.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000313304_1 R1.0.1.15

NORTHWEST INDIANA BANCORP
Annual Meeting of Shareholders
April 27, 2017 8:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint Robert T. Lowry, as proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of NORTHWEST INDIANA BANCORP that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 AM, local time, on Thursday, April 27, 2017, at the Corporate Center of Peoples Bank SB, 9204 Columbia Avenue, Munster, Indiana, and at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the election of all nominees for Director, and FOR Proposals 2 and 3.

The Notice of Annual Meeting of Shareholders and Proxy Statement, 2016 Annual Report on Form 10-K of NorthWest Indiana Bancorp, and form of proxy for the Annual Meeting are also available, without charge, at www.ibankpeoples.com, or from the SEC's Website at www.sec.gov. You also may request a copy of these materials, without charge, at www.proxyvote.com. Please make your request no later than April 17, 2017 to facilitate timely delivery. If you do not request materials pursuant to the foregoing procedures, you will not otherwise receive an email or electronic copy of the materials. For meeting directions please call (219) 836-4400.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000313304_2 R1.0.1.15